                                                                 Exhibit 99.4


                      JOHN DEERE TAX DEFERRED SAVINGS PLAN
                     FOR HOURLY AND INCENTIVE PAID EMPLOYEES








                              FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 1994 AND 1993
                                       AND
           SUPPLEMENTAL SCHEDULES FOR THE YEAR ENDED OCTOBER 31, 1994
                                       AND
                          INDEPENDENT AUDITORS' REPORT





                             * * * * * * * * * * * *

                      JOHN DEERE TAX DEFERRED SAVINGS PLAN
                     FOR HOURLY AND INCENTIVE PAID EMPLOYEES


                                TABLE OF CONTENTS


                                                                           PAGE

          Independent Auditors' Report.....................................  2

          Financial Statements for the Years Ended
            October 31, 1994 and 1993:

             Statements of Net Assets Available for Benefits...............  3

             Statements of Changes in Net Assets Available
               for Benefits................................................  4

               Notes to Financial Statements...............................  5

          Supplemental Schedules .......................................... 13
               Item 27a - Schedule of Assets Held for Investment Purposes
                         at October 31, 1994
               Item 27d - Schedule of Reportable Transactions for the
                         Year Ended October 31, 1994

          Supplemental Schedules Omitted As Not Applicable:
               Item 27a - Schedule of Assets Held for Investment Purposes
                         (Investment Assets Which Were Acquired and
                         Disposed of Within the Plan Year)
               Item 27b - Schedule of Loans or Fixed Income Obligations
               Item 27c - Schedule of Leases in Default or Classified
                         as Uncollectible
               Item 27e - Schedule of Nonexempt Transactions

Deloitte &
   Touche LLP

Two Prudential Plaza                         Telephone:  (312) 946-3000
180 North Stetson Avenue                     Facsimile:  (312) 946-2600
Chicago, Illinois   60601-6779

INDEPENDENT AUDITORS' REPORT

Deere & Company:

We have audited the accompanying statements of net assets available for benefits of the John Deere Tax Deferred Savings Plan for Hourly and Incentive Paid Employees as of October 31, 1994 and 1993 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of October 31, 1994 and 1993 and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 5 to the financial statements, in 1993 the Plan changed its accounting for benefits payable to participants who have withdrawn from participation from the Plan.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules listed on page 1 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan's management. Such schedules have been subjected to the auditing procedures applied in the audits of the basic 1994 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic 1994 financial statements taken as a whole.

Deloitte & Touche LLP
Chicago, Illinois
April 17, 1995

                      JOHN DEERE TAX DEFERRED SAVINGS PLAN
                     FOR HOURLY AND INCENTIVE PAID EMPLOYEES
                 STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                            OCTOBER 31, 1994 AND 1993
                            (IN THOUSANDS OF DOLLARS)
- - --------------------------------------------------------------------------------

                                             1994           1993
                                             ----           ----
ASSETS
Investments - at fair value:
Deere & Company Common Stock Fund        $  19,537      $  16,891
Blended Interest Fund                       55,148         52,602
Fixed Interest Fund                                           173
Fidelity U.S. Equity Index Portfolio        17,208         16,748
Fidelity Puritan Fund                        8,025          5,679
Fidelity Intermediate Bond Fund                229            204
Fidelity Magellan Fund                      17,444         13,435
Fidelity Overseas Equity Fund                4,172          2,228
Fidelity Retirement Money Market Portfolio   2,358          1,986
Fidelity Equity Income Fund                    339
Fidelity Growth Company Fund                   359
Fidelity OTC Portfolio                         323
Fidelity Asset Manager Fund                  1,216
Fidelity Asset Manager: Growth Fund          1,674
Fidelity Asset Manager: Income Fund            178
Fidelity U.S. Government Reserve Pool        7,958          1,940
Loans to participants                           95            164

- - -----------------------------            ---------       --------
Total                                      136,263        112,050

Contributions receivable                       408            382
Due from brokers                                              351

- - -----------------------------            ---------       --------
         Total Assets                      136,671        112,783
                                         ---------       --------
LIABILITIES
Due To brokers                                 139
                                         ---------       --------
Net Assets Available for Benefits         $136,532       $112,783
                                         ---------       --------
                                         ---------       --------

- - ----------------------------------------
See Notes to Financial Statements.

                      JOHN DEERE TAX DEFERRED SAVINGS PLAN
                     FOR HOURLY AND INCENTIVE PAID EMPLOYEES
           STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                 FOR THE YEARS ENDED OCTOBER 31, 1994  AND 1993
                            (IN THOUSANDS OF DOLLARS)
- - --------------------------------------------------------------------------------

                                       Year Ended       Year Ended
                                    October 31, 1994 October 31, 1993
                                    ---------------- ----------------
ADDITIONS
Investment income:
   Dividends                            $    3,020     $    1,892
   Interest                                  4,060          3,731
                                        ----------     ----------
     Total                                   7,080          5,623
                                        ----------     ----------

Net appreciation (depreciation)
   in fair value of investments             (2,417)        13,398
                                        ----------      ---------

Contributions:
   Employee                                 22,005         18,543
   Employer                                     62             60
                                      ------------    -----------
     Total                                  22,067         18,603
                                        ----------      ---------

     Total                                  26,730         37,624
                                        ----------      ---------

DEDUCTIONS

Withdrawals                                  2,978          2,140
Loan cancellations                               3             10
                                       -----------    -----------
     Total                                   2,981          2,150
                                         ---------     ----------

Excess of additions over deductions         23,749         35,474

Net Assets Available for Benefits:

   Beginning of year                       112,783         77,309
                                         ---------       --------

   End of year                            $136,532       $112,783
                                          --------       --------
                                          --------       --------

- - --------------------------------------------------------------------------------
See Notes to Financial Statements.

                      JOHN DEERE TAX DEFERRED SAVINGS PLAN
                     FOR HOURLY AND INCENTIVE PAID EMPLOYEES

                          NOTES TO FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED OCTOBER 31, 1994 AND 1993

(1)  DESCRIPTION OF PLAN

     The following is a general description of the John Deere Tax Deferred Savings Plan for Hourly and Incentive Paid Employees (the Plan). This description applies to each of the years for which financial statements are presented. For a more complete description of the Plan's provisions, participants should refer to the Plan agreement.

     GENERAL

     The Plan was established September 1, 1987 by Deere & Company (the Company) for certain eligible employees of the Company or its participating subsidiaries. The purpose of the Plan is to provide employees a tax deferred method of savings and investment. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Expenses of the Plan are paid by the Company.

     ELIGIBILITY

     Employees are eligible to participate in the Plan if they are residents or citizens of the United States, are regular, full time employees covered by a collective bargaining agreement (or in a group to whom this Plan has been extended) and have completed at least one year of service.

     CONTRIBUTIONS

     An eligible employee may elect to become a participant under the Plan by filing a Tax Deferred Agreement (the Agreement) with the Company authorizing it to reduce the participant's compensation during the period of the employee's participation. The reduction in compensation must be not less than $10.00 nor more than $179.00 for each payroll period. Participants may amend or revoke their Agreements as of the first payroll period of the month subsequent to the filing of the appropriate forms. In addition, in a year in which there exists consolidated prebonus, pretax income of the Company, a Profit Sharing Contribution may be payable to a participant. In such event, a participant may elect to defer all or part of their share of such contributions (in 25 percent increments) and direct that the deferred portion be deposited to the participant's plan account at the time such profit sharing contribution is paid to the participant.

     Contributions are sent to the Plan Trustee as soon as practicable following each payroll period and are invested by the Trustee in the appropriate funds as specified by the participants. Monies may be held and invested by the Trustee in short-term investment funds until designated investments have been purchased.

     Each participant's account is credited with contributions by the participant together with earnings allocated daily among participants based on the ratio of their respective account balances as of the preceding day. Participants are immediately vested in their contributions plus allocated earnings and Company profit sharing contributions.

     All contributions are considered tax deferred under sections 401(a) and 401(k) of the Internal Revenue Code.

     FUND ELECTIONS

     An eligible employee enrolled in the Plan may elect to invest the contributions in one or more investment funds.

     A description of the primary investments in each fund follows:

        The Deere & Company Common Stock Fund is invested in common stock of the Company.

        The Blended Interest Fund is invested in investment contracts issued by banks and insurance companies.

        The Fixed Interest Fund is invested in zero coupon bonds and high-quality fixed interest investments.

        The Fidelity U.S. Equity Index Portfolio is invested in the common stocks of the 500 companies that make up the Standard & Poor's 500 Stock Index.

        The Fidelity Puritan Fund is invested in dividend-paying common stock, preferred stock and bonds of all types and qualities paying interest.

        The Fidelity Intermediate Bond Fund is invested in bonds rated BBB or better with an average maturity of between three and ten years.

        The Fidelity Magellan Fund is invested in a wide range of U.S. and foreign common stocks of all types of companies with growth potential.

        The Fidelity Overseas Equity Fund is invested in securities of companies located in the Americas (other than the U. S.), the Far East and Pacific Basin, and Western Europe.

        The Fidelity Retirement Money Market Portfolio is invested in debt instruments maturing in one year or less, including high-quality commercial paper, certificates of deposit, repurchase agreements and bankers' acceptances.

        The Fidelity Equity Income Fund is invested in income-producing equity securities and seeks to exceed the yield of common stocks of the 500 companies that make up the Standard & Poor's 500 Stock Index.

        The Fidelity Growth Company Fund is invested primarily in common stocks and convertibles of emerging growth companies.

        The Fidelity OTC Portfolio is invested primarily in common stocks of smaller companies that are traded in the over-the counter securities market.

        The Fidelity Asset Manager Fund is invested in stocks, bonds and short-term instruments.

        The Fidelity Asset Manager: Growth Fund is invested in a higher level of income-producing equity securities and seeks to exceed the yield of common stocks of the 500 companies that make up the Standard & Poor's 500 Stock Index.

        The Fidelity Asset Manager: Income Fund is invested in stocks, bonds, short-term instruments and other investments.

     A listing of the funds and the number of participants in each fund at October 31, 1994 and 1993 follows. The number of participants shown below includes both active participants and former employees who have elected deferred distributions.

                 Name of Fund                        Number of Participants
                 ------------                        ----------------------
                                                       1994           1993
                                                       ----           ----
        Deere & Company Common Stock Fund             4,717          4,625
        Blended Interest Fund                         4,812          4,751
        Fixed Interest Fund                                             40
        Fidelity U.S. Equity Index Portfolio          2,041          2,156
        Fidelity Puritan Fund                         1,544          1,267
        Fidelity Intermediate Bond Fund                 119             97
        Fidelity Magellan Fund                        2,515          2,025
        Fidelity Overseas Equity Fund                   829            436
        Fidelity Retirement Money Market Portfolio      502            507
        Fidelity Equity Income Fund                      92
        Fidelity Growth Company Fund                    130
        Fidelity OTC Portfolio                          102
        Fidelity Asset Manager Fund                     221
        Fidelity Asset Manager: Growth Fund             351
        Fidelity Asset Manager: Income Fund              44

     LOANS

     Loans outstanding at October 31, 1994 are due from participants in the former Funk Savings Plan for Hourly Employees which was merged with the Plan on May 1, 1992. Those loans have maturities ranging from November 1994 through April 1997 and bear interest at rates ranging from 9.5 percent to 11.25 percent per annum. There are no loans in default. The Plan has added a loan provision for participants effective June 1, 1995.

     DISTRIBUTIONS

     All distributions under the Plan are lump-sum. Distributions are not permitted while the participants are employed by the Company unless a distribution is required to meet legal requirements. Participants who have terminated employment with the Company or retired may elect an immediate distribution or may defer this distribution up to age 70 1/2. The beneficiary of a participant who died may elect a deferred distribution payable not later than five years after the participant's death. Distributions from the Deere & Company Common Stock Fund may be in cash or whole shares and residual cash. Distributions from all of the other funds are in cash.

     HARDSHIP WITHDRAWALS

     Participants in the Plan, under Internal Revenue Service guidelines, may request hardship withdrawals for heavy and immediate financial needs which cannot be reasonably met from other resources of the participant.

     ADMINISTRATION

     The Company is Administrator of the Plan. Fidelity Management Trust Company (Fidelity), Boston, Massachusetts, is the Plan Trustee, Investment Manager and Recordkeeper.

(2)  AMENDMENTS

     Effective May 1, 1992, the Plan was amended to permit participation by eligible hourly employees of Funk Manufacturing Company (Funk), a subsidiary of the Company. Previously, Funk maintained the Funk Savings Plan which covered certain salaried and hourly employees. As of May 1, 1992, the Funk Savings Plan was split into two separate plans: (a) the Funk Savings Plan for Salaried Employees and (b) the Funk Savings Plan for Hourly Employees. Following adoption of the Plan by Funk and its approval for merger of the Funk Savings Plan for Hourly Employees with the Plan, the assets and liabilities of the hourly employees participating in the Funk Savings Plan for Hourly Employees were transferred into the Plan.

     As of January 1, 1993, the Plan was amended to allow participants to invest their contributions in two additional Fidelity mutual funds - the Fidelity Intermediate Bond Fund and the Fidelity Overseas Equity Fund.

     Effective January 1, 1994, the Plan was amended again to allow participants to invest their contributions in six additional investment funds. The new investment options are:

            Fidelity Equity Income Fund
            Fidelity Growth Company Fund
            Fidelity OTC Portfolio
            Fidelity Asset Manager Fund
            Fidelity Asset Manager: Growth Fund

            Fidelity Asset Manager:  Income Fund

     Also, due to the lack of participation in the Fixed Interest Fund since the original offering in February 1991, the Plan Administrator has discontinued that investment option. The zero coupon bond, which represented the assets of the fund, matured on February 1, 1994.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Plan's financial statements have been prepared on the accrual basis. Investments in the Deere & Company Common Stock Fund are stated at fair value based on the closing sales prices reported on recognized securities exchanges on the last business day of the year. The twelve Fidelity mutual funds are valued at quoted market prices which represent the net asset values of shares held by the Plan at year-end. The fixed rate bank and investment contracts and short-term investment funds are stated at cost plus accrued interest, which approximates fair value. Loans to participants are stated at cost plus accrued interest which approximates fair value.

     Interest on bank and insurance contracts and short-term investment funds is accrued and credited to the funds at the end of each month. Dividends are accrued in the Deere & Company Common Stock Fund as of the record date and are reflected as an increase in the fund's net asset value on that day but
     are reported separately as dividends.   Dividends in other funds are
     recorded on the day that they are declared (which is also the date of record) and are allocated to participants' accounts on that day. Earnings, including unrealized appreciation or depreciation in market value of investments, are allocated daily among participants based on the ratio of their respective account balances as of the close of the preceding day.

(4)  BY FUND DISCLOSURE

     Contributions, withdrawals, investment income and net appreciation (depreciation) in fair value of investments are provided by fund for the years ended October 31, 1994 and 1993 (in thousands of dollars):

         Employee and Employer Contributions:          1994          1993
                                                     -------       -------
         Deere & Company Common Stock Fund           $ 1,337       $ 1,179
         Blended Interest Fund                         9,714         9,615
         Fixed Interest Fund                             -             -
         Fidelity U.S. Equity Index Portfolio          2,567         2,846
         Fidelity Puritan Fund                         2,031         1,330
         Fidelity Intermediate Bond Fund                 129            49
         Fidelity Magellan Fund                        3,970         2,751
         Fidelity Overseas Equity Fund                   905           202
         Fidelity Retirement Money Market Portfolio      572           507
         Fidelity Equity Income Fund                      46            -
         Fidelity Growth Company Fund                     90            -
         Fidelity OTC Portfolio                           67            -


                                  Page 39 of 47

         Fidelity Asset Manager Fund                     230            -
         Fidelity Asset Manager: Growth Fund             337            -
         Fidelity Asset Manager: Income Fund              46            -
         Other                                            26           124
                                                     -------       -------
                Total contributions                  $22,067       $18,603
                                                     -------       -------
                                                     -------       -------

         Withdrawals:                                  1994          1993
                                                     -------       -------

         Deere & Company Common Stock Fund          $    290       $   233
         Blended Interest Fund                         1,824         1,290
         Fixed Interest Fund                               5            14
         Fidelity U.S. Equity Index Portfolio            283           288
         Fidelity Puritan Fund                            65            63
         Fidelity Intermediate Bond Fund                   7            --
         Fidelity Magellan Fund                          230            98
         Fidelity Overseas Equity Fund                    25             2
         Fidelity Retirement Money Market Portfolio      219           152
         Fidelity Equity Income Fund                       4            --
         Fidelity Growth Company Fund                     10            --
         Fidelity OTC Portfolio                           12            --
         Fidelity Asset Manager Fund                      --             --
         Fidelity Asset Manager: Growth Fund               4            --
         Fidelity Asset Manager: Income Fund
         Loan Fund                                         3            10
                                                     -------       -------
                 Total withdrawals                  $  2,981       $ 2,150
                                                     -------       -------
                                                     -------       -------

         Investment Income:                             1994          1993
                                                     -------       -------

         Deere & Company Common Stock Fund           $   147       $     1
         Blended Interest Fund                         4,052         3,655
         Fixed Interest Fund                              -             -
         Fidelity U.S. Equity Index Portfolio            622           494
         Fidelity Puritan Fund                           653           493
         Fidelity Intermediate Bond Fund                  19             8
         Fidelity Magellan Fund                        1,431           916
         Fidelity Overseas Equity Fund                    39            --
         Fidelity Retirement Money Market Portfolio       82            56
         Fidelity Equity Income Fund                       6            --
         Fidelity Growth Company Fund                     --             --
         Fidelity OTC Portfolio                           --             --
         Fidelity Asset Manager Fund                      23            --
         Fidelity Asset Manager: Growth Fund              --             --
         Fidelity Asset Manager: Income Fund               6            --
                                                     -------       -------
                 Total investment income            $  7,080      $  5,623
                                                     -------       -------
                                                     -------       -------


                                  Page 40 of 47

         Net appreciation (depreciation) in            1994          1993
          fair value of investments:                  ------        ------

         Deere & Company Common Stock Fund         $ (1,139)       $ 9,778
         Blended Interest Fund                            -             -
         Fixed Interest Fund                             (1)             8
         Fidelity U.S. Equity Index Portfolio           (19)         1,628
         Fidelity Puritan Fund                         (290)           268
         Fidelity Intermediate Bond Fund                (25)             7
         Fidelity Magellan Fund                      (1,026)         1,495
         Fidelity Overseas Equity Fund                  216            214
         Fidelity Retirement Money Market Portfolio      --             --
         Fidelity Equity Income Fund                      1             --
         Fidelity Growth Company Fund                     1             --
         Fidelity OTC Portfolio                          (1)            --
         Fidelity Asset Manager Fund                    (71)            --
         Fidelity Asset Manager: Growth Fund            (55)            --
         Fidelity Asset Manager: Income Fund             (8)            --
                                                   ---------     ---------
                 Net appreciation (depreciation) in
                 fair value of investments         $ (2,417)     $  13,398
                                                   --------      ---------
                                                   --------      ---------

(5)  BENEFITS PAYABLE TO TERMINATED EMPLOYEES

     In 1993, the Plan changed its method of accounting for benefits payable to terminated employees to conform with recently issued guidance for accounting and reporting for defined contribution plans as promulgated by the 1993 AICPA Audit and Accounting Guide - "Audits of Employee Benefit Plans." The new guidance requires that benefits payable to persons who have withdrawn from participation in a defined contribution plan be disclosed in the footnotes to the financial statements rather than recorded as a liability of the Plan. Amounts payable to such participants included in net assets available for benefits at October 31, 1994 and 1993 were $196,591 and $154,755, respectively.

(6)  RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

     The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 (in thousands of dollars):

                                                          October 31, 1994
                                                          ----------------
     Net assets available for benefits per
     the financial statements                                  $136,532

     Amounts allocated to withdrawing participants                  197
                                                               --------
     Net assets available for benefits per the Form 5500       $136,335
                                                               --------
                                                               --------

     The following is a reconciliation of benefits paid to participants per the financial statements to the Form 5500 (in thousands of dollars):

                                                             Year Ended
                                                          October 31, 1994
                                                          ----------------
     Benefits paid to participants per the
     financial statements                                        $2,981

     Add: Amounts allocated to withdrawing
     participants at October 31, 1994                               197
                                                               --------
     Benefits paid to participants per the Form 5500             $3,178
                                                               --------
                                                               --------

(7)  TAX STATUS

     The Internal Revenue Service has issued a determination letter indicating that the Plan, as adopted on February 1, 1987 and effective as of September 1, 1987, is qualified under the Internal Revenue Code. The Plan has been amended since receiving this determination letter. The Plan's management believes that the Plan is currently designed and being operated in accordance with applicable rules and regulations of the Internal Revenue Code and, thus, is exempt from federal income tax.

     Employees participating in the Plan are subject to federal income taxes on the balances in their accounts for the calendar year in which distributions are made by the Trustee.

(8)  PLAN TERMINATION

     Although it has not expressed any intention to do so, the Company has the right to discontinue contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event of termination of the Plan, account balances would be distributed to participants.

                             SUPPLEMENTAL SCHEDULES

                      JOHN DEERE TAX DEFERRED SAVINGS PLAN
                     FOR HOURLY AND INCENTIVE PAID EMPLOYEES

ITEM 27A - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT OCTOBER 31, 1994

                                                         (000's Omitted)
                                                         ---------------
                                            Shares/
                                             Units       Cost     Market
                                             -----       ----     ------
Deere & Company
  Common Stock Fund                        272,750   $ 20,718   $ 19,537
                                                     --------   --------

Blended Interest Fund
  Fixed rate bank and investment
    contracts with:

  Metropolitan Life Insurance Company
  at 9.75%, Maturing on June 30, 1995        1,170      1,170      1,170

  Principal Mutual Life Insurance Company
  at 9.36%, Maturing on March 31, 1995       1,990      1,990      1,990

  Aetna Life Insurance Company at
  7.47%, Maturing 50% on February 1,
  1996 and 50% on April 1, 1996              3,675      3,675      3,675

  Aetna Life Insurance Company at
  8.80%, Maturing 50% on June 3,
  1996 and 50% on July 1, 1996               2,640      2,640      2,640

  Peoples Security Life at 8.60%,
  Maturing 50% on March 1, 1996 and
  50% on May 1, 1996                         1,974      1,974      1,974

  Sun Life of Canada at 8.70%,
  Maturing 50% on June 1, 1996 and
  50% on July 1, 1996                        3,342      3,342      3,342

  The Hartford Life Insurance Company
  at 8.45%, Maturing 50% on August 1,
  1995 and 50% on December 31, 1995          3,573      3,573      3,573

  Massachusetts Mutual Life Insurance
  Company at 9.02%, Maturing October 2,
  1995                                       3,564      3,564      3,564


                                  Page 44 of 47

                                                         (000's Omitted)
                                                         ---------------
                                            Shares/
                                             Units       Cost     Market
                                             -----       ----     ------

  Lincoln National Life Insurance
  Company at 6.34%, Maturing 50% on
  March 1, 1997 and 50% on May 1, 1997       4,581      4,581      4,581

  CIGNA at 7.72%, Open maturity              1,751      1,751      1,751

  Provident National Life Insurance
  Company at 7.10%, Maturing 50%
  on October 1, 1996 and 50% on
  November 1, 1996                           3,604      3,604      3,604

  Provident National Life Insurance
  Company at 7.68%, Maturing 50% on
  November 1, 1996 and 50% on April 1,
  1997                                       3,572      3,572      3,572

  Lincoln National Life Insurance
  Company at 6.17%, Maturing 50% on
  September 1, 1997 and 50% on
  December 31, 1997                          4,429      4,429      4,429

  Pacific Mutual Life Insurance
  Company at 5.67%, Maturing 50%
  on June 1, 1997 and 50% on
  October 31, 1997                           5,060      5,060      5,060

  Prudential Insurance Company of
  America at 5.26%, Maturing 50%
  on June 30, 1998 and 50% on
  September 30, 1998                         4,226      4,226      4,226

  Bankers Trust Company at 7.70%,
  Maturing on September 15, 2001             2,879      2,879      2,879

  Sun Life Insurance Company of
  America at 6.95%, Maturing on
  December 31, 1998                          3,118      3,118      3,118
                                                     --------   --------

    Total                                              55,148     55,148
                                                     --------  ---------

Fidelity U. S. Equity Index Portfolio      984,422     17,160     17,208
                                                    ---------  ---------


                                  Page 45 of 47

                                                         (000's Omitted)
                                                         ---------------
                                           Shares/
                                            Units        Cost     Market
                                           -------       ----    --------

Fidelity Puritan Fund                      516,742      8,277      8,025
                                                      -------    -------
Fidelity Intermediate Bond Fund             23,194        244        229
                                                      -------    -------
Fidelity Magellan Fund                     250,304     18,122     17,444
                                                      -------    -------
Fidelity Overseas Equity Fund              143,024      4,027      4,172
                                                      -------    -------
Fidelity Retirement
  Money Market Portfolio                 2,358,202      2,358      2,358
                                                      -------    -------

Fidelity Equity Income Fund                 10,177        338        339
                                                      -------    -------

Fidelity Growth Company Fund                12,255        356        359
                                                      -------    -------

Fidelity OTC Portfolio                      13,385        322        323
                                                      -------    -------

Fidelity Asset Manager Fund                 82,990      1,268      1,216
                                                      -------    -------

Fidelity Asset Manager: Growth Fund        119,975      1,711      1,674
                                                      -------    -------

Fidelity Asset Manager: Income Fund         16,690        184        178
                                                      -------    -------

Fidelity U. S. Government Reserve Pool   7,957,775      7,958      7,958
                                                      -------    -------

Loans to participants at 9.50% to
11.25%, Maturing November 1994
through April 1997                                         95         95
                                                      -------    -------

  Total investments                                  $138,286   $136,263
                                                      -------    -------
                                                      -------    -------


The trustee maintains shares for the fixed rate bank and investment contracts at one dollar per share. For report presentation, shares for fixed rate contracts have been rounded to thousands.

  JOHN DEERE TAX DEFERRED SAVINGS PLAN FOR HOURLY AND INCENTIVE PAID EMPLOYEES



ITEM 27D - SCHEDULE OF REPORTABLE TRANSACTIONS FOR THE YEAR ENDED OCTOBER 31, 1994

TRANSACTION BY FUND                   TOTAL          TOTAL      NUMBER OF  NUMBER OF   REALIZED
    OR CARRIER                      PURCHASES        SALES      PURCHASES    SALES    GAIN (LOSS)
- - -------------------                 ---------        -----      ---------    -----    ----------

  DEERE & COMPANY
    COMMON STOCK FUND             $17,049,448    $13,562,465       302       211     $1,108,207

  BLENDED INTEREST FUND            28,648,387     20,288,911       311       241

  FIDELITY U. S.  EQUITY
    INDEX PORTFOLIO                 3,659,555      3,194,734       247       168        449,676

  FIDELITY PURITAN FUND             4,347,104      1,731,338       272       151          6,015

  FIDELITY MAGELLAN FUND            9,162,219      4,153,664       296       182         51,460

There have been no transactions with the same person involving property other than securities and no transactions with respect to securities with a person.


                                  Page 47 of 47